Exhibit 99.1

Press Release

For Immediate Release

Contact: David Morris
Interim President and CEO
CFO
(714) 670-2488

RBB Bancorp Reports Second Quarter Earnings for 2022

Conference Call and Webcast Scheduled for Tuesday, July 26, 2022 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Second Quarter 2022 Highlights

●	Net income of $15.5 million, or $0.80 diluted earnings per share, increased $860,000, or 5.9%, from the prior quarter and increased $2.1 million, or 15.7%, from the second quarter of 2021

●	Loans grew by $35.9 million, or 4.8% annualized, from the end of the prior quarter

●	Declared $0.14 per share quarterly dividend

Los Angeles, CA, July 25, 2022 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended June 30, 2022.

The Company reported net income of $15.5 million, or $0.80 diluted earnings per share, for the three months ended June 30, 2022, compared to net income of $14.6 million, or $0.74 diluted earnings per share, and $13.4 million, or $ 0.67 diluted earnings per share, for the three months ended March 31, 2022 and June 30, 2021, respectively.

“Our performance in the second quarter demonstrated the strength of our differentiated business model as the Bank delivered strong earnings, improving margins, and loan growth,” said David Morris, Interim President and CEO of RBB Bancorp. “Expenses were higher than expected due to the ongoing costs related to the Board of Directors investigation, which we expect to wind down in the third quarter. We were pleased to announce several new hires and re-hires during the quarter and look forward to working with our new colleagues to build shareholder value.”

"The excellent second quarter results demonstrate the value of Royal Business Bank," said Dr. James Kao, Chairman of RBB Bancorp. “The Bank is well-positioned to continue to generate attractive returns and shareholder value.”

Key Performance Ratios

Net income of $15.5 million for the second quarter of 2022 produced an annualized return on average assets ("ROA") of 1.60%, an annualized return on average tangible common shareholders' equity ("ROTCE") of 15.89%, and an annualized return on average shareholders' equity ("ROE") of 13.30%. This compares to an annualized ROA of 1.39%, an annualized ROTCE of 14.91%, and an annualized ROE of 12.59% for the first quarter of 2022. The efficiency ratio for the second quarter of 2022 was 43.47%, compared to 42.90% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $37.1 million for the second quarter of 2022, compared to $34.5 million for the first quarter of 2022. The $2.6 million increase was primarily attributable to 1.25% increase in interest rate by Federal Reserve Bank in the second quarter of 2022. Accretion of purchase discounts from prior acquisitions contributed $75,000 to net interest income in the second quarter of 2022, compared to $246,000 in the first quarter of 2022.

Compared to the second quarter of 2021, net interest income, before provision for loan losses, increased $7.0 million from $30.1 million. The increase was primarily attributable to a $289.3 million increase in average loans and a 1.25% increase in interest rate by the Federal Reserve Bank in the second quarter of 2022. The increases in average earning assets were primarily due to increased loan originations.

Net interest margin was 4.08% for the second quarter of 2022, an increase of 59 basis points from 3.49% in the first quarter of 2022.  Loan discount accretion contributed 1 basis point to the net interest margin in the second quarter of 2022, compared to 2 basis points in the first quarter of 2022.

Noninterest Income

Noninterest income was $3.4 million for the second quarter of 2022, an increase of $478,000 from $2.9 million in the first quarter of 2022. The increase was primarily driven by a $757,000 increase in gain on sale of corporate real estate, a $272,000 decrease in loss on derivatives and a $94,000 increase in recoveries on purchased loans, partially offset by an $830,000 decrease in gain on sale of loans during the quarter.

The Company sold $12.6 million in FNMA qualified mortgage loans for a net gain of $284,000 during the second quarter of 2022 compared to $26.9 million in FNMA qualified mortgage loans sold for a net gain of $711,000 during the first quarter of 2022. The Company sold $1.1 million in SBA loans during the second quarter of 2022 for a net gain of $60,000, compared to $8.3 million SBA loans sold for a net gain of $463,000 during the first quarter of 2022.

Compared to the second quarter of 2021, noninterest income decreased by $749,000 from $4.2 million. The decrease was primarily attributable to a $2.2 million decrease in gain on sale of loans, partially offset by a $757,000 increase in gain on corporate real estate, a $354,000 increase in loan servicing fees, an $113,000 increase in income from bank owned life insurance and a $93,000 increase in recoveries on purchased loans.

Noninterest Expense

Noninterest expense for the second quarter of 2022 was $17.6 million, compared to $16.1 million for the first quarter of 2022. The $1.6 million increase was primarily attributable to a $1.2 million increase in legal and professional expenses due to a Board of Director special investigation and a $259,000 increase in salaries and employee benefits expense due to additional new hires and salary adjustments to reflect economic inflation.

Noninterest expense increased from $14.7 million in the second quarter of 2021. The $2.9 million increase was primarily due to a $1.7 million increase in legal and professional expenses due to a Board of Director special investigation, an $886,000 increase in salaries and employee benefits expenses and a $270,000 increase in business promotion and CRA donation expenses.

Income Taxes

The effective tax rate was 29.6% for the second quarter of 2022, 30.4% for the first quarter of 2022, and 29.3% for the second quarter of 2021. The Company recognized a tax benefit from stock option exercises of $279,000, $23,000 and $68,000 for the second quarter of 2022, the first quarter of 2022, and the second quarter of 2021, respectively.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.05 billion as of June 30, 2022, an increase of $39.5 million from March 31, 2022, and an increase of $336.7 million from June 30, 2021. The increase from the prior quarter was primarily due to a $141.2 million increase in single-family residential mortgage loans and a $10.0 million increase in construction & land development loans, partially offset by a $57.6 million decrease in commercial real estate loans and a $42.8 million decrease in commercial and industrial loans. The increase from June 30, 2021 was primarily due to a $221.4 million increase in single-family residential mortgages and a $119.8 million increase in construction & land development loans.

During the second quarter of 2022, single-family residential mortgage production was $216.9 million while net payoffs and paydowns were $66.8 million.  During the first quarter of 2022, single-family residential mortgage production was $132.6 million while payoffs and paydowns were $48.1 million.

There were no mortgage loans held for sale as of June 30, 2022 compared to $3.6 million as of March 31, 2022 and $9.2 million as of June 30, 2021. The Company originated approximately $1.2 million in FNMA mortgage loans for sale for the second quarter of 2022, compared with $23.4 million during the prior quarter.

In the second quarter of 2022, SBA loan production was $1.4 million and total SBA loan sales were $1.1 million compared to SBA loan production of $11.9 million and total SBA loan sales of $8.3 million in the first quarter of 2022.

As of June 30, 2022, the Bank’s total Available-for-Sale securities maturing in over 12 months were $249.2 million, and the Bank recorded an unrealized loss of $20.2 million under the Accumulated Other Comprehensive Income (AOCI) since January 1, 2022.

Deposits

Deposits were $3.0 billion at June 30, 2022, which was a decrease of $140.7 million compared to March 31, 2022. During the second quarter of 2022, noninterest-bearing deposits decreased by $114.7 million, interest-bearing non-maturity deposits decreased by $16.7 million, and time deposits decreased by $9.3 million. As of June 30, 2022, there were $50.0 million in brokered CDs, as compared to no brokered CDs as of March 31, 2022 and $17.4 million brokered CDs as of June 30, 2021. Compared to June 30, 2021, total deposits decreased by $42.4 million primarily due to a $157.0 million decrease in time deposits, partially offset by a $105.0 million increase in noninterest-bearing demand deposits.

Asset Quality

Nonperforming assets totaled $14.2 million, or 0.36% of total assets at June 30, 2022, compared to $21.0 million, or 0.52% of total assets at March 31, 2022. The decrease in nonperforming assets was due to the pay-off of certain nonperforming loans in the second quarter. Nonperforming assets consist of other real estate owned, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

In the second quarter of 2022, there were $53,000 in net charge-offs, compared to net recoveries of $14,000 in the first quarter of 2022 and net charge-offs of $71,000 in the second quarter of 2021.

The Company recorded a provision for credit losses of $915,000 for the second quarter of 2022 which was primarily attributable to loan growth and was an increase from $366,000 in the prior quarter. Allowance for loan losses continue to include $599,000 of reserves taken as a precaution against COVID-19 losses in 2020 and 2021.

The allowance for loan losses totaled $34.2 million, or 1.12% of loans held for investment at June 30, 2022, compared with $33.3 million, or 1.11%, of total loans at March 31, 2022.

During the second quarter of 2022, the Company repurchased 525,754 common shares at a weighted average price of $21.10.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  As of June 30, 2022, the company had total assets of $4.0 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, July 26, 2022, to discuss the Company’s second quarter 2022 financial results.

To listen to the conference call, please dial 1-866-459-5346 or 1-203-518-9544, conference ID RBBQ222.  A replay of the call will be made available at 1-877-274-8334 or 1-402-220-2326 (no passcode required) approximately one hour after the conclusion of the call and will remain available through August 2, 2022.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K/A and Form 10-K for the year ended December 31, 2021, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2021)

(Dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2022	2022	2021	2021	2021
Assets
Cash and due from banks	$224,736	$149,767	$501,372	$206,927	$493,653
Federal funds sold and other cash equivalents	100,000	200,000	193,000	170,000	110,000
Total cash and cash equivalents	324,736	349,767	694,372	376,927	603,653
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	358,135	420,448	368,260	345,000	339,568
Investment securities held to maturity	5,741	6,246	6,252	6,258	6,664
Mortgage loans held for sale	—	3,572	5,957	15,188	9,246
Loans held for investment	3,045,946	3,006,484	2,931,350	2,840,354	2,709,206
Allowance for loan losses	(34,154)	(33,292)	(32,912)	(32,231)	(31,352)
Net loans held for investment	3,011,792	2,973,192	2,898,438	2,808,123	2,677,854
Premises and equipment, net	27,104	27,455	27,199	27,157	27,039
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of life insurance	56,642	56,313	55,988	55,656	55,325
Goodwill	71,498	71,498	69,243	69,243	69,243
Servicing assets	10,456	11,048	11,517	12,141	12,558
Core deposit intangibles	4,248	4,525	4,075	4,327	4,608
Right-of-use assets- operating leases	21,166	22,451	22,454	23,735	25,050
Accrued interest and other assets	57,153	51,454	48,839	42,452	44,230
Total assets	$3,964,271	$4,013,569	$4,228,194	$3,801,807	$3,890,638
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$1,045,009	$1,159,703	$1,291,484	$824,771	$940,041
Savings, NOW and money market accounts	868,307	885,050	927,609	931,517	858,597
Time deposits, less than $250,000	574,050	570,274	587,940	614,146	658,393
Time deposits, greater than or equal to $250,000	540,199	553,226	578,499	597,379	612,894
Total deposits	3,027,565	3,168,253	3,385,532	2,967,813	3,069,925
Reserve for unfunded commitments	1,070	1,186	1,203	1,304	1,216
FHLB advances	250,000	150,000	150,000	150,000	150,000
Long-term debt, net of debt issuance costs	173,296	173,152	173,007	172,862	172,718
Subordinated debentures	14,611	14,556	14,502	14,447	14,393
Lease liabilities - operating leases	22,057	23,314	23,282	24,524	25,798
Accrued interest and other liabilities	11,965	18,283	13,985	14,833	14,263
Total liabilities	3,500,564	3,548,744	3,761,511	3,345,783	3,448,313
Shareholders' equity:
Shareholder's equity	479,382	475,077	468,267	456,490	442,086
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive (loss) income - Net of tax	(15,747)	(10,324)	(1,656)	(538)	167
Total shareholders' equity	463,707	464,825	466,683	456,024	442,325
Total liabilities and shareholders’ equity	$3,964,271	$4,013,569	$4,228,194	$3,801,807	$3,890,638

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Interest and dividend income:
Interest and fees on loans	$40,157	$37,886	$34,669
Interest on interest-bearing deposits	111	171	125
Interest on investment securities	1,419	1,007	794
Dividend income on FHLB stock	222	227	225
Interest on federal funds sold and other	429	275	158
Total interest income	42,338	39,566	35,971
Interest expense:
Interest on savings deposits, NOW and money market accounts	844	718	708
Interest on time deposits	1,506	1,574	2,410
Interest on subordinated debentures and long term debt	2,379	2,348	2,356
Interest on other borrowed funds	519	435	440
Total interest expense	5,248	5,075	5,914
Net interest income before provision for loan losses	37,090	34,491	30,057
Provision for loan losses	915	366	628
Net interest income after provision for loan losses	36,175	34,125	29,429
Noninterest income:
Service charges, fees and other	1,382	1,241	1,332
Gain on sale of loans	344	1,174	2,572
Loan servicing fees, net of amortization	472	432	118
Recoveries on loans acquired in business combinations	98	5	5
Unrealized (loss) on equity investments	—	—	(35)
Gain (loss) on derivatives	39	(233)	(38)
Increase in cash surrender value of life insurance	330	325	217
Gain on sale of fixed assets	757	—	—
Total noninterest income	3,422	2,944	4,171
Noninterest expense:
Salaries and employee benefits	9,628	9,369	8,742
Occupancy and equipment expenses	2,174	2,206	2,135
Data processing	1,293	1,258	1,231
Legal and professional	2,254	1,006	536
Office expenses	358	293	272
Marketing and business promotion	501	307	231
Insurance and regulatory assessments	478	441	354
Core deposit premium	277	279	287
OREO expenses	5	8	4
Merger expenses	23	37	17
Other expenses	621	857	871
Total noninterest expense	17,612	16,061	14,680
Income before income taxes	21,985	21,008	18,920
Income tax expense	6,508	6,391	5,540
Net income	$15,477	$14,617	$13,380

Net income per share
Basic	$0.81	$0.75	$0.69
Diluted	$0.80	$0.74	$0.67
Cash Dividends declared per common share	$0.14	$0.14	$0.13
Weighted-average common shares outstanding
Basic	19,066,621	19,377,407	19,432,204
Diluted	19,368,860	19,799,323	19,874,969

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Six Months Ended
	June 30, 2022	June 30, 2021
Interest and dividend income:
Interest and fees on loans	$78,043	$69,185
Interest on interest-earning deposits	282	173
Interest on investment securities	2,426	1,421
Dividend income on FHLB stock	449	417
Interest on federal funds sold and other	704	315
Total interest income	81,904	71,511
Interest expense:
Interest on savings deposits, NOW and money market accounts	1,562	1,406
Interest on time deposits	3,080	5,374
Interest on subordinated debentures and long term debt	4,727	4,314
Interest on other borrowed funds	954	875
Total interest expense	10,323	11,969
Net interest income	71,581	59,542
Provision for loan losses	1,282	2,128
Net interest income after provision for loans losses	70,299	57,414
Noninterest income:
Service charges, fees and other (1)	2,622	2,800
Gain on sale of loans	1,518	6,413
Loan servicing fees, net of amortization	904	364
Recoveries on loans acquired in business combinations	103	10
Unrealized (loss) gain on equity investments	—	(55)
(Loss) gain on derivatives	(194)	129
Increase in cash surrender value of life insurance	654	404
Gain on sale of fixed assets	757	—
Total noninterest income	6,364	10,065
Noninterest expense:
Salaries and employee benefits	18,997	17,984
Occupancy and equipment expenses	4,380	4,377
Data processing	2,551	2,671
Legal and professional	3,260	1,341
Office expenses	651	527
Marketing and business promotion	808	415
Insurance and regulatory assessments	919	702
Core deposit premium	556	588
OREO expenses	13	9
Merger expenses	60	59
Other expenses	1,475	1,799
Total noninterest expense	33,670	30,472
Income before income taxes	42,993	37,007
Income tax expense	12,899	11,171
Net income	$30,094	$25,836

Net income per share
Basic	$1.56	$1.32
Diluted	$1.54	$1.30
Cash Dividends declared per common share	$0.28	$0.25
Weighted-average common shares outstanding
Basic	19,221,155	19,453,889
Diluted	19,582,902	19,844,077

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$249,738	$762	1.22%	$628,634	$673	0.43%	$582,554	$508	0.35%
Securities
Available for sale (2)	399,321	1,393	1.40%	392,858	974	1.01%	328,004	751	0.92%
Held to maturity (2)	5,744	50	3.49%	6,250	57	3.70%	6,667	60	3.61%
Mortgage loans held for sale	892	13	5.85%	3,652	43	4.78%	21,033	173	3.30%
Loans held for investment: (3)
Real estate	2,663,753	35,207	5.30%	2,602,382	33,095	5.16%	2,292,145	29,794	5.21%
Commercial	325,861	4,937	6.08%	380,978	4,748	5.05%	388,049	4,702	4.86%
Total loans	2,989,614	40,144	5.39%	2,983,360	37,843	5.14%	2,680,194	34,496	5.16%
Total earning assets	3,645,309	$42,362	4.66%	4,014,754	$39,590	4.00%	3,618,452	$35,988	3.99%
Noninterest-earning assets	243,227			241,235			230,049
Total assets	$3,888,536			$4,255,989			$3,848,501

Interest-bearing liabilities
NOW	$75,637	$50	0.27%	$75,399	$43	0.23%	$66,777	$45	0.27%
Money Market	631,807	759	0.48%	720,197	643	0.36%	640,026	628	0.39%
Saving deposits	148,400	35	0.09%	145,327	32	0.09%	140,418	35	0.10%
Time deposits, less than $250,000	553,282	724	0.52%	600,563	754	0.51%	657,494	1,163	0.71%
Time deposits, $250,000 and over	526,164	782	0.60%	570,210	820	0.58%	604,429	1,247	0.83%
Total interest-bearing deposits	1,935,290	2,350	0.49%	2,111,696	2,292	0.44%	2,109,144	3,118	0.59%
FHLB advances	182,749	519	1.14%	150,000	435	1.18%	150,000	440	1.18%
Long-term debt	173,201	2,195	5.08%	173,058	2,194	5.14%	172,622	2,206	5.13%
Subordinated debentures	14,575	184	5.06%	14,521	154	4.30%	14,357	150	4.19%
Total interest-bearing liabilities	2,305,815	5,248	0.91%	2,449,275	5,075	0.84%	2,446,123	5,914	0.97%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,082,793			1,301,497			913,442
Other noninterest-bearing liabilities	33,325			34,319			46,549
Total noninterest-bearing liabilities	1,116,118			1,335,816			959,991
Shareholders' equity	466,603			470,898			442,387
Total liabilities and shareholders' equity	$3,888,536			$4,255,989			$3,848,501
Net interest income / interest rate spreads		$37,114	3.75%		$34,515	3.16%		$30,074	3.02%
Net interest margin			4.08%			3.49%			3.33%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended
	June 30, 2022			June 30, 2021
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$438,140	$1,435	0.66%	$399,907	$905	0.46%
Securities
Available for sale (2)	396,107	2,367	1.21%	284,129	1,323	0.94%
Held to maturity (2)	5,996	107	3.60%	6,832	126	3.72%
Mortgage loans held for sale	2,265	56	4.99%	37,436	584	3.15%
Loans held for investment: (3)
Real estate	2,633,237	68,302	5.23%	2,299,746	59,315	5.20%
Commercial	353,267	9,685	5.53%	386,256	9,286	4.85%
Total loans	2,986,504	77,987	5.27%	2,686,002	68,601	5.15%
Total earning assets	3,829,012	$81,952	4.32%	3,414,306	$71,539	4.23%
Noninterest-earning assets	242,235			229,032
Total assets	$4,071,247			$3,643,338

Interest-bearing liabilities
NOW	$75,519	$94	0.25%	$65,690	$88	0.27%
Money Market	675,758	1,401	0.42%	609,854	1,251	0.41%
Saving deposits	146,872	67	0.09%	135,810	67	0.10%
Time deposits, less than $250,000	576,792	1,478	0.52%	660,246	2,659	0.81%
Time deposits, $250,000 and over	548,065	1,602	0.59%	599,234	2,716	0.91%
Total interest-bearing deposits	2,023,006	4,642	0.46%	2,070,834	6,781	0.66%
FHLB advances	166,465	954	1.16%	150,000	875	1.18%
Long-term debt	173,129	4,388	5.11%	142,349	4,015	5.69%
Subordinated debentures	14,548	339	4.70%	14,330	298	4.19%
Total interest-bearing liabilities	2,377,148	$10,323	0.88%	2,377,513	$11,969	1.02%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,191,540			784,276
Other noninterest-bearing liabilities	33,820			43,352
Total noninterest-bearing liabilities	1,225,360			827,628
Shareholders' equity	468,739			438,197
Total liabilities and shareholders' equity	$4,071,247			$3,643,338
Net interest income / interest rate spreads		$71,629	3.44%		$59,570	3.21%
Net interest margin			3.77%			3.52%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Per share data (common stock)
Earnings
Basic	$0.81	$0.75	$0.69
Diluted	$0.80	$0.74	$0.67
Dividends declared	$0.14	$0.14	$0.13
Book value	$24.56	$24.15	$22.86
Tangible book value	$20.55	$20.20	$19.04
Weighted average shares outstanding
Basic	19,066,621	19,377,407	19,432,204
Diluted	19,368,860	19,799,323	19,874,969
Shares outstanding at period end	18,881,829	19,247,970	19,349,802
Performance ratios
Return on average assets, annualized	1.60%	1.39%	1.39%
Return on average shareholders' equity, annualized	13.30%	12.59%	12.13%
Return on average tangible common equity, annualized	15.89%	14.91%	14.57%
Noninterest income to average assets, annualized	0.35%	0.28%	0.43%
Noninterest expense to average assets, annualized	1.82%	1.53%	1.53%
Yield on average earning assets	4.66%	4.00%	3.99%
Cost of average total deposits	0.31%	0.27%	0.41%
Cost of average interest-bearing deposits	0.49%	0.44%	0.59%
Cost of average interest-bearing liabilities	0.91%	0.84%	0.97%
Accretion on loans to average earning assets	0.01%	0.02%	0.02%
Net interest spread	3.75%	3.16%	3.02%
Net interest margin	4.08%	3.49%	3.33%
Efficiency ratio	43.47%	42.90%	42.89%
Common stock dividend payout ratio	17.28%	18.67%	18.84%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the six months ended June 30,
	2022	2021
Per share data (common stock)
Earnings
Basic	$1.56	$1.32
Diluted	$1.54	$1.30
Dividends declared	$0.28	$0.25
Book value	$24.56	$22.86
Tangible book value	$20.55	$19.04
Weighted average shares outstanding
Basic	19,221,155	19,453,889
Diluted	19,582,902	19,844,077
Shares outstanding at period end	18,881,829	19,349,802
Performance ratios
Return on average assets, annualized	1.49%	1.43%
Return on average shareholders' equity, annualized	12.95%	11.89%
Return on average tangible common equity, annualized	15.40%	14.31%
Noninterest income to average assets, annualized	0.32%	0.56%
Noninterest expense to average assets, annualized	1.67%	1.69%
Yield on average earning assets	4.32%	4.23%
Cost of average deposits	0.29%	0.48%
Cost of average interest-bearing deposits	0.46%	0.66%
Cost of average interest-bearing liabilities	0.88%	1.02%
Accretion on loans to average earning assets	0.02%	0.04%
Net interest spread	3.44%	3.21%
Net interest margin	3.77%	3.52%
Efficiency ratio	43.20%	43.78%
Common stock dividend payout ratio	17.95%	18.94%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	June 30,	March 31,	June 30,
	2022	2022	2021
Loan to deposit ratio	100.61%	94.89%	88.25%
Core deposits / total deposits	82.16%	82.54%	80.04%
Net non-core funding dependence ratio	-0.44%	-0.28%	0.87%

Credit Quality Data:
Loans 30-89 days past due	$8,346	$17,635	$5,449
Loans 30-89 days past due to total loans	0.27%	0.59%	0.20%
Nonperforming loans	$13,937	$20,691	$19,243
Nonperforming loans to total loans	0.46%	0.69%	0.71%
Nonperforming assets	$14,230	$20,984	$19,536
Nonperforming assets to total assets	0.36%	0.52%	0.50%
Allowance for loan losses to total loans	1.12%	1.11%	1.16%
Allowance for loan losses to nonperforming loans	245.06%	160.90%	162.93%
Net charge-offs to average loans (for the quarter-to-date period)	0.01%	0.00%	0.01%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	9.98%	9.87%	9.65%
Tier 1 leverage ratio	10.96%	9.90%	10.20%
Tier 1 common capital to risk-weighted assets	14.84%	14.12%	14.76%
Tier 1 capital to risk-weighted assets	15.38%	14.63%	15.33%
Total capital to risk-weighted assets	22.98%	21.96%	23.48%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	13.90%	12.29%	12.34%
Tier 1 common capital to risk-weighted assets	19.55%	18.15%	18.58%
Tier 1 capital to risk-weighted assets	19.55%	18.15%	18.58%
Total capital to risk-weighted assets	20.80%	19.37%	19.83%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Quarterly Consolidated Statements of Earnings	2022	2022	2021	2021	2021
Interest income
Loans, including fees	$40,157	$37,886	$36,783	$35,601	$34,669
Investment securities and other	2,181	1,680	1,661	1,507	1,302
Total interest income	42,338	39,566	38,444	37,108	35,971
Interest expense
Deposits	2,350	2,292	2,431	2,745	3,118
Interest on subordinated debentures and other	2,379	2,348	2,343	2,342	2,356
Other borrowings	519	435	445	445	440
Total interest expense	5,248	5,075	5,219	5,532	5,914
Net interest income before provision for loan losses	37,090	34,491	33,225	31,576	30,057
Provision for loan losses	915	366	635	1,196	628
Net interest income after provision for loan losses	36,175	34,125	32,590	30,380	29,429
Noninterest income	3,422	2,944	3,156	5,524	4,171
Noninterest expense	17,612	16,061	13,300	14,420	14,680
Earnings before income taxes	21,985	21,008	22,446	21,484	18,920
Income taxes	6,508	6,391	6,740	6,120	5,540
Net income	$15,477	$14,617	$15,706	$15,364	$13,380
Net income per common share - basic	$0.81	$0.75	$0.81	$0.79	$0.69
Net income per common share - diluted	$0.80	$0.74	$0.79	$0.77	$0.67
Cash dividends declared per common share	$0.14	$0.14	$0.13	$0.13	$0.13
Cash dividends declared on common shares	$2,687	$2,724	$2,537	$2,516	$2,540
Yield on average assets, annualized	1.60%	1.39%	1.52%	1.54%	1.39%
Yield on average earning assets	4.66%	4.00%	3.97%	3.97%	3.99%
Cost of average deposits	0.31%	0.27%	0.30%	0.35%	0.41%
Cost of average interest-bearing deposits	0.49%	0.44%	0.47%	0.51%	0.59%
Cost of average interest-bearing liabilities	0.91%	0.84%	0.86%	0.89%	0.97%
Accretion on loans to average earning assets	0.01%	0.02%	0.02%	0.03%	0.02%
Net interest margin	4.08%	3.49%	3.43%	3.38%	3.33%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2021)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of June 30, 2022		As of March 31, 2022		As of December 31, 2021		As of September 30, 2021		As of June 30, 2021
(dollars in thousands)		$%		$%		$%		$%		$%
Loans:
Commercial and industrial	$238,045	7.8%	$280,825	9.3%	$268,709	9.2%	$276,387	9.7%	$277,080	10.2%
SBA	59,303	1.9%	67,688	2.3%	76,136	2.6%	88,784	3.1%	98,572	3.6%
Construction and land development	356,772	11.7%	346,766	11.5%	303,144	10.3%	271,764	9.6%	236,965	8.7%
Commercial real estate (1)	1,160,350	38.1%	1,217,985	40.5%	1,247,999	42.6%	1,205,630	42.4%	1,102,467	40.7%
Single-family residential mortgages	1,205,732	39.6%	1,064,581	35.4%	1,004,576	34.3%	974,780	34.3%	984,311	36.3%
Other loans	25,744	0.9%	28,639	1.0%	30,786	1.0%	23,009	0.9%	9,811	0.5%
Total loans (2)	$3,045,946	100.0%	$3,006,484	100.0%	$2,931,350	100.0%	$2,840,354	100.0%	$2,709,206	100.0%
Allowance for loan losses	(34,154)		(33,292)		(32,912)		(32,231)		(31,352)
Total loans, net	$3,011,792		$2,973,192		$2,898,438		$2,808,123		$2,677,854

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Six Months Ended
Change in Allowance for Loan Losses	June 30,		June 30,
(dollars in thousands)	2022	2021	2022	2021
Beginning balance	$33,292	$30,795	$32,912	$29,337
Additions to the allowance charged to expense	915	628	1,282	2,128
Net recoveries (charge-offs) on loans	(53)	(71)	(40)	(113)
Ending balance	$34,154	$31,352	$34,154	$31,352

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2022 and 2021, and March 31, 2022.

(dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021
Tangible common equity:
Total shareholders' equity	$463,707	$464,825	$442,325
Adjustments
Goodwill	(71,498)	(71,498)	(69,243)
Core deposit intangible	(4,248)	(4,525)	(4,608)
Tangible common equity	$387,961	$388,802	$368,474
Tangible assets:
Total assets-GAAP	$3,964,271	$4,013,569	$3,890,638
Adjustments
Goodwill	(71,498)	(71,498)	(69,243)
Core deposit intangible	(4,248)	(4,525)	(4,608)
Tangible assets	$3,888,525	$3,937,546	$3,816,787
Common shares outstanding	$18,881,829	19,247,970	19,349,802
Tangible common equity to tangible assets ratio	9.98%	9.87%	9.65%
Book value per share	$24.56	$24.15	$22.86
Tangible book value per share	$20.55	$20.20	$19.04